SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. ONE)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
          [x]      Preliminary Proxy Statement
          [  ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [  ]      Definitive Proxy Statement
          [  ]      Definitive Additional Materials
          [  ]      Soliciting Material Under Rule 14a-12

WLR Foods, Inc.
(Name of Registrant as Specified in Its Charter)
______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
          [  ]     No fee required.
          [x]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.
                   1)     Title of each class of securities to which transaction applies:
                            WLR Foods, Inc. common stock
                   2)     Aggregate number of securities to which transaction applies: 17,155,317
                   3)     Per unit price or other underlying value of transaction computed pursuant to
                           Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                           Cash merger consideration of $14.25 will be exchanged for each of the
                           16,458,056 shares of WLR Foods, Inc. common stock outstanding. Fee calculated on the basis of 1/50 of 1% of the aggregate merger consideration of $234,527,298.00.
                   4)     Proposed maximum aggregate value of transaction: $244,463,267.25
                   5)     Total fee paid: $46,905.46
          [x]      Fee paid previously with preliminary materials: $46,179.70
          [  ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                    1)     Amount Previously Paid:
                           _____________________
                    2)     Form, Schedule or Registration Statement No.
                           _____________________
                    3)     Filing Party:
                           ___________________
                    4)     Date Filed:
                           ___________________

WLR FOODS, INC.
P. O. Box 7000
Broadway, VA 22815-7000

[November __, 2000]

Dear WLR Foods, Inc. Shareholder:

          You are cordially invited to attend a special meeting of the shareholders of WLR Foods, Inc. (WLR Foods) to be held at [Four Points Hotel], [1400 East Market Street, Harrisonburg, Virginia], on [day], [January __, 2001], at [10:00 a.m.,] local time. At the special meeting, you will be asked to consider and vote to approve and adopt a merger agreement under which Pilgrim's Pride Corporation would acquire WLR Foods by merger and you would be entitled to receive $14.25 cash for each share of WLR Foods common stock you hold.

          Detailed information concerning the merger is set forth in the accompanying Proxy Statement, and a copy of the merger agreement is attached as Appendix A to the Proxy Statement. You are urged to read the accompanying material carefully.

          THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINING IT TO BE IN THE BEST INTERESTS OF WLR FOODS. THE BOARD RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. This will allow your shares to be represented at the meeting whether or not you attend the meeting.

          In light of the special meeting and its purpose, the annual meeting for the election of directors is indefinitely postponed and will be deemed canceled if the merger is consummated.

                                                                                                     Sincerely yours,

                                                                                                     James L. Keeler
                                                                                                     Chief Executive Officer
                                                                                                     and President

WLR FOODS, INC.
P. O. Box 7000
Broadway, VA 22815-7000
(540) 896-7001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

          A special meeting of shareholders of WLR Foods, Inc., a Virginia corporation ("WLR Foods"), will be held on [day], [January __, 2001], at [10:00 a.m.,] local time, at [Four Points Hotel], [1400 East Market Street, Harrisonburg, Virginia,] for the following purposes:

          1.       To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 27, 2000, among WLR Foods, Pilgrim's Pride
                     Corporation ("Pilgrim's Pride") and PPC Acquisition Corp., a wholly-owned subsidiary of Pilgrim's Pride ("Merger Sub") that will result in:

  Merger Sub merging with and into WLR Foods, with WLR Foods being the surviving corporation and becoming a wholly-owned subsidiary of Pilgrim's
  Pride; and
  each outstanding share of WLR Foods common stock held immediately prior to the effective time of the merger being converted into the right to receive
  $14.25 in cash, without interest, subject to reduction for withholding taxes, if any.

          2.       To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

          Only those shareholders of record at the close of business on [record date] will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. To assure you are represented at the meeting, you are urged to sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy card.

          Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE.

PLEASE DO NOT SEND YOUR WLR FOODS COMMON STOCK CERTIFICATES TO WLR FOODS WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE A LETTER CONTAINING INSTRUCTIONS FOR THE SURRENDER OF YOUR WLR FOODS COMMON STOCK CERTIFICATES FOR PAYMENT.

                                                                       By Order of the Board of Directors

                                                                       Jane T. Brookshire
                                                                       Secretary

[November __, 2000]
Broadway, Virginia

WLR FOODS, INC.
P. O Box 7000
Broadway, VA 22815-7000
(540) 896-7001

PROXY STATEMENT

INTRODUCTION

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WLR Foods, Inc. ("WLR Foods") of proxies for use at the special meeting of shareholders to be held on [day], [January __, 2001], at [10:00 a.m.,] local time, at [Four Points Hotel], [1400 East Market Street, Harrisonburg, Virginia]. The approximate mailing date of this Proxy Statement and the accompanying proxy is [November __, 2000].

          At the special meeting, shareholders will be asked to approve the Agreement and Plan of Merger, dated as of September 27, 2000, among WLR Foods, Pilgrim's Pride Corporation ("Pilgrim's Pride") and PPC Acquisition Corp., a wholly-owned subsidiary of Pilgrim's Pride ("Merger Sub"). Consummation of the merger will result in:

  Merger Sub merging with and into WLR Foods, with WLR Foods as the surviving corporation and a wholly-owned subsidiary of Pilgrim's Pride; and

  each outstanding share of WLR Foods common stock held immediately prior to the effective time of the merger being converted into the right to receive $14.25 in cash, without interest, subject to reduction for withholding taxes, if any.

          As of [record date] ("the record date"), WLR Foods had _______ shares of common stock, no par value, outstanding. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. Each shareholder will be entitled to one vote for each share of common stock outstanding in the shareholder’s name on the records of WLR Foods as of the record date. The affirmative vote of more than two-thirds of the outstanding shares of WLR Foods common stock entitled to vote is required to approve and adopt the merger agreement and to consummate the merger.

          All proxies duly executed and received will be voted on all business properly presented at the special meeting. Only such business that is brought before the special meeting by or at the direction of the Board of Directors will be conducted at the special meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other business to be brought before the special meeting. However, if other business is properly brought before the special meeting, the holders of the proxies will vote on those proposals at their discretion, as permitted by law. A shareholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of WLR Foods in writing of such revocation, or by voting in person at the special meeting.

WLR FOODS' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINING IT TO BE IN THE BEST INTERESTS OF WLR FOODS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

          WLR Foods will pay the expense of soliciting proxies. Proxies will be solicited by mail and may also be solicited by telephone calls or personal calls by officers, directors, or employees of WLR Foods, none of whom will be specially compensated for soliciting proxies. WLR Foods has retained the services of D. F. King & Co., Inc. to assist in the solicitation. Fees for such services are estimated to be approximately $7,500 plus reasonable out-of-pocket expenses.

SUMMARY

          This summary highlights selected information presented in this Proxy Statement and may not contain all of the information that is important to you. To more fully understand the proposal to be voted on at the special meeting, and for a more complete description of the legal terms of the merger, you should read carefully the entire Proxy Statement and the documents to which it refers. A copy of the merger agreement is attached as Appendix A to this Proxy Statement. We have included page references parenthetically in this summary to direct you to a more complete description of the topics elsewhere in this Proxy Statement.

MERGER DESCRIPTION

  The Proposed Merger (See page 23.)

If the merger agreement is adopted and approved by WLR Foods shareholders at the special meeting, the merger will be accomplished as follows. For purposes of effecting the merger, Pilgrim's Pride has created a wholly-owned subsidiary (the Merger Sub) which will merge with WLR Foods. Upon merging with WLR Foods, the corporate existence of the Merger Sub will immediately cease, making WLR Foods a wholly-owned subsidiary of Pilgrim's Pride. Also immediately upon the merger, WLR Foods' name will be changed to "Pilgrim's Pride Corporation of Virginia, Inc."

In exchange for acquiring ownership of WLR Foods through this merger, Pilgrim's Pride will purchase, in cash, all shares of WLR Foods common stock for $14.25 per share. The merger is expected to occur promptly after the special meeting, in January. At that time, WLR Foods shareholders will be notified how to surrender their WLR Foods stock certificates and be paid for them. Once the merger is effective, your stock will represent only the right to be paid cash, as described herein. You will no longer be a shareholder of WLR Foods, and you will not become a shareholder of Pilgrim's Pride by virtue of the merger.

  What You Will Receive in the Merger (See page 23.)

Each share of WLR Foods common stock held immediately prior to the effective time of the merger will be converted into the right to receive $14.25 in cash, without interest, subject to reduction for withholding taxes, if any.

WLR FOODS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES FOR PAYMENT UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

  The Companies Involved in the Merger

          Pilgrim's Pride Corporation
          110 South Texas Street
          Pittsburg, TX 75686
          (903) 855-1000

Pilgrim's Pride, a fully integrated chicken company, is currently ranked the fifth largest chicken company, and the second largest further processor of chicken, in the United States. (See page 32.)

          WLR Foods, Inc.
          P. O. Box 7000
          Broadway, VA 22815-7000
          (540) 896-7001

WLR Foods is a fully integrated provider of turkey and chicken products marketed primarily under the Wampler Foods brand. It is nationally ranked as the fourth largest turkey company and the seventh largest poultry food processor by sales volume. (See page 30.)

          PPC Acquisition Corp.
          110 South Texas Street
          Pittsburg, TX 75686
          (903) 855-1000

PPC Acquisition Corp. is a Virginia corporation, formed as a subsidiary of Pilgrim's Pride to effect the merger. PPC Acquisition Corp. will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.

  Recommendation of the Board of Directors of WLR Foods (See page 14.)

The WLR Foods Board of Directors believes that the merger is in the best interests of WLR Foods, and it recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

  Reasons for the Merger (See page 13.)

  WLR Foods' Board of Directors believes that the merger will achieve greater value at this time for WLR Foods shareholders as compared with remaining a public company and that it is now desirable to combine WLR Foods with another successful poultry company. In reaching its determination, WLR Foods' Board of Directors considered various factors, such as the value to be received per share of WLR Foods common stock in the merger, WLR Foods' historical and existing market position, the results of prior negotiations and efforts to enter into business combination transactions, and the unlikelihood of a superior proposal.

  Opinion of Financial Advisor to WLR Foods (See pages 14-19.)

In connection with the merger, WLR Foods' Board of Directors received an opinion from WLR Foods' financial advisor, BMO Nesbitt Burns Corp. ("Nesbitt Burns") as to the fairness, from a financial point of view, of the merger consideration to the holders of WLR Foods common stock, other than Pilgrim's Pride, Merger Sub and their affiliates. Nesbitt Burns' written opinion, dated September 27, 2000, is attached to this Proxy Statement as
Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Nesbitt Burns in providing its opinion.

NESBITT BURNS' OPINION IS ADDRESSED TO THE WLR FOODS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

SPECIAL MEETING AND VOTING

  Date, Time, Place and Purpose of the Special Meeting (See page 10.)

WLR Foods will hold a special meeting of shareholders on [day], [January __, 2001], at [10:00 a.m.,] local time, at [Four Points Hotel], [1400 East Market Street, Harrisonburg, Virginia]. At the WLR Foods special meeting, the holders of shares of WLR Foods common stock will vote on the approval and adoption of the merger agreement.

  Record Date and Voting Power (See page 10.)

Each WLR Foods shareholder who owned shares of WLR Foods common stock as of the close of business on the record date of [record date] is entitled to vote at the special meeting. On the record date, there were___________ shares of WLR Foods common stock outstanding held by approximately ____ record holders.

Each shareholder is entitled to one vote for each share of WLR Foods common stock he or she owned on the record date. The holders of a majority of the shares entitled to vote at the WLR Foods special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

  Vote Required (See page 11.)

The affirmative vote of more than two-thirds of the outstanding shares of WLR Foods common stock entitled to vote is required to approve and adopt the merger agreement and to consummate the merger. Failure to return your proxy, or direct your broker how to vote your proxy, will have the effect of voting against the merger.

  Proxies (See page 11.)

WLR Foods will bear its own cost of solicitation of proxies. WLR Foods will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of WLR Foods common stock held in their names. WLR Foods has retained the services of D.F. King & Co., Inc. to assist in the solicitation. Fees for such services are estimated to be approximately $7,500 plus reasonable out-of-pocket expenses.

  Broker Votes (See pages 10-11.)

Shares held in the name of your broker, or in "street name," will not be voted by your broker unless you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as voting against the proposed merger.

  Revoking Your Proxy (See page 11.)

You may change your vote at any time before your proxy is voted at the WLR Foods special meeting. You may do this in one of three ways: (1) you may send the WLR Foods Secretary a written notice stating that you would like to revoke your proxy; (2) you may complete and submit a new proxy card; or (3) you may attend the WLR Foods special meeting and vote in person. If you tell the WLR Foods Secretary that you want to cancel your proxy and vote in person, simply attending the WLR Foods special meeting will not revoke your proxy; you must also vote at the special meeting.

If you choose either of the first two options above, you must submit your notice of revocation or your new proxy card to WLR Foods at the address given in the section entitled, "The Special Meeting - Revocation of Proxies," page 14. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote in person at the WLR Foods special meeting.

  Interests of Certain Persons in the Merger (See pages 19-21.)

As of the record date, the directors and executive officers of WLR Foods and their affiliates directly owned an aggregate of ________ shares of WLR Foods common stock, representing approximately ___% of the shares of WLR Foods common stock outstanding on the record date. See "Security Ownership of Principal Shareholders and Management of WLR Foods on pages 40-42.

Some directors and executive officers of WLR Foods have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests may relate to or arise from, among other things, option payments, change-in-control payments and employment agreements with Pilgrim's Pride which are discussed in more detail in "The Merger - Interests of Directors and Executive Officers in the Merger" on pages 19-21.

SELECTED MERGER AGREEMENT PROVISIONS

  Conditions to the Merger (See page 27.)

The completion of the merger depends upon the satisfaction of a number of conditions, the primary ones being:

  the approval of the merger by WLR Foods shareholders;

  the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  the absence of governmental actions having the effect of making the merger illegal or otherwise prohibiting the merger;

  the non-occurrence of any material adverse change in WLR Foods;

  the material correctness of the representations and warranties of the parties contained in the merger agreement and the material performance of the obligations of the parties to be performed under the merger agreement; and

  required environmental audits being timely delivered and such audits, when delivered, not identifying conditions that could reasonably be expected to result in remediation costs in excess of $1 million.

The last three of these conditions may be waived by the party entitled to assert the condition.

  Termination of the Merger Agreement (See page 28.)

WLR Foods and Pilgrim's Pride may, by mutual written consent, agree to terminate the merger agreement without completing the merger, and either company may terminate the merger agreement if any of the following occurs:

  the merger is not approved by WLR Foods shareholders at the special meeting or any adjournment or postponement thereof;

  the merger is not consummated by March 30, 2001;

  any final, nonappealable order of any governmental entity or court is in effect that prevents consummation of the merger; or

  a breach by the other party of any representation, warranty, covenant or agreement under the merger agreement, or a representation or warranty by the other party shall have become untrue, and, in either case, the same cannot be cured.

Pilgrim's Pride can terminate the merger agreement if any of the following occurs:

  WLR Foods' Board of Directors withdraws or modifies in any respect adverse to Pilgrim's Pride its approval or recommendation of the merger agreement or merger;

  WLR Foods' Board of Directors recommends to WLR Foods shareholders any "Takeover Proposal" (as defined by the merger agreement) other than the merger;

  a tender offer or exchange offer for 20% or more of WLR Foods common stock is announced or commenced and WLR Foods' Board of Directors fails to recommend against it; or

  WLR Foods does not timely deliver environmental assessments or the assessments, once delivered, identify remediation expected to cost more than $1 million.

WLR Foods can terminate the merger agreement in connection with a superior "Takeover Proposal" (as defined in the merger agreement) if, after consultation with independent legal counsel, it determines in its good faith business judgment that termination is required in order for the Board to satisfy its legal duties to WLR Foods. WLR Foods cannot terminate for this reason until it first pays a $10 million termination fee, discussed below.

  Termination Fees Under the Merger Agreement (See page 29.)

In certain circumstances, the party terminating the merger agreement may require the other party to pay the terminating party's expenses in connection with the proposed merger.  Additionally, if the merger agreement is terminated for reasons related to the Board's accepting a superior "Takeover Proposal" (as defined in the merger agreement), the merger agreement may also require WLR Foods to pay Pilgrim's Pride a termination fee of $10 million.

  Dissenters' Rights

There are no dissenters' rights in connection with the merger.

FINANCIAL, TAX, ACCOUNTING AND REGULATORY MATTERS

  Financing for the Merger (See page 21.)

Pilgrim's Pride will fund the merger consideration with cash from operations and credit facilities obtained in connection with the transaction.

  Accounting Treatment (See page 21.)

The merger will be treated as a "purchase" in accordance with generally accepted accounting principles.

  Tax Consequences (See page 22.)

In general, each WLR Foods shareholder will recognize a capital gain or loss equal to the difference between the cash received in payment for such shareholder's stock and the shareholder's adjusted tax basis in such stock. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  Regulatory Matters (See page 21.)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), requires WLR Foods and Pilgrim's Pride to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a 30-day waiting period expire or be terminated before the merger can be completed. WLR Foods and Pilgrim's Pride filed the required information and materials on October 10, 2000.

FURTHER INFORMATION

  Additional Information (See page 33.)

This document contains important information regarding the proposed merger, as well as information about Pilgrim's Pride and WLR Foods. It also contains important information about the factors management and the Board of Directors of WLR Foods considered in evaluating the proposed merger. We urge you to read this document carefully, including the appendices, and to consider how the merger affects you as a shareholder.

  Shareholder Questions

If you have more questions about the merger, you may contact:

Elizabeth M. Mullins
Director of Shareholder Services
WLR Foods, Inc.
P.O. Box 7000
Broadway, VA 22815-7000
(540) 896-0425

THE SPECIAL MEETING

TIME, PLACE AND DATE

          This document is being furnished to WLR Foods shareholders as part of the solicitation of proxies by the WLR Foods Board of Directors for use at a special meeting of shareholders of WLR Foods to be held on [day], [January __, 2001], at [10:00 a.m.,] local time, at [Four Points Hotel], [1400 East Market Street, Harrisonburg, Virginia], and at any adjournment or postponement thereof. This document and the enclosed form of proxy are first being mailed to shareholders of WLR Foods on or about [November __, 2000].

PURPOSE OF THE SPECIAL MEETING

The special meeting will be held for the following purposes:

  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 27, 2000, among WLR Foods, Inc. ("WLR Foods"), Pilgrim's Pride Corporation ("Pilgrim's Pride") and PPC Acquisition Corp., a wholly-owned subsidiary of Pilgrim's Pride ("Merger Sub"), that will result in:

  Merger Sub merging with and into WLR Foods, with WLR Foods being the surviving corporation and becoming a wholly-owned subsidiary of Pilgrim's Pride; and

  each outstanding share of WLR Foods common stock held immediately prior to the effective time of the merger being converted into the right to receive $14.25 in cash, without interest, subject to reduction for withholding taxes, if any.

  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

         Only such business that is brought before the special meeting by or at the direction of the Board of Directors will be conducted at the special meeting.

          The WLR Foods Board of Directors, after careful consideration, has unanimously approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING

          Only holders of record of WLR Foods common stock at the close of business on the record date of [record date] are entitled to notice of and to vote at the WLR Foods special meeting. On the record date, there were ___________ shares of WLR Foods common stock outstanding held by approximately ____ record holders. Each share of WLR Foods common stock as of the record date entitles its owner to one vote.

QUORUM

          The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of stock entitled to vote at the WLR Foods special meeting is necessary to constitute a quorum at the WLR Foods special meeting. Shares of WLR Foods common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the WLR Foods special meeting. Broker non-votes, which are shares held by brokers or nominees for which no instructions are given by the beneficial owners of such shares, will have no effect on establishing a quorum.

VOTE REQUIRED

          The holders of more than two-thirds of the shares of WLR Foods common stock outstanding on the record date and entitled to vote must vote affirmatively to approve and adopt the merger agreement. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the WLR Foods special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement. Broker non-votes, which are shares held by brokers or nominees for which no instructions are given by the beneficial owners of such shares, will have the same effect as shares voted against approval of the merger agreement.

          As of the record date, directors and executive officers of WLR Foods and their affiliates have the right to vote approximately ____% of the outstanding shares of WLR Foods common stock.

VOTING OF PROXIES

          All shares of WLR Foods common stock which (i) are entitled to vote, and (ii) are represented at the WLR Foods special meeting by properly executed, unrevoked proxies received prior to or at such meeting will be voted at the WLR Foods special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (that is, the proxies are signed without instructions), such proxies will be voted for approval and adoption of the merger agreement.

          The WLR Foods Board of Directors does not know of any matters to be acted on other than as described in the notice of the WLR Foods special meeting. If any other matters are properly presented at the WLR Foods special meeting for consideration, including consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies, the persons named in the enclosed form of proxy and acting under such proxy generally will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXIES

          Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  giving the Secretary of WLR Foods before the taking of the vote at the WLR Foods special meeting a written notice of revocation bearing a later date than the proxy;

  duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of WLR Foods before the taking of the vote at the WLR Foods special meeting; or

  attending the WLR Foods special meeting and voting in person. Attendance at the WLR Foods special meeting will not in and of itself constitute a revocation of a proxy; the shareholder must also vote in person.

          Any written notice of revocation or subsequent proxy should be sent to WLR Foods, Inc., P.O. Box 7000, Broadway, VA 22815, Attention: Jane T. Brookshire, Secretary, or hand-delivered to the Secretary of WLR Foods before the taking of the vote at the WLR Foods special meeting. Shareholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the WLR Foods special meeting.

SOLICITATION OF PROXIES

         WLR Foods will bear its own cost of solicitation of proxies. WLR Foods will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of WLR Foods common stock held in their names. WLR Foods has retained the services of D. F. King & Co., Inc. to assist in the solicitation. Fees for such services are estimated to be approximately $7,500 plus reasonable out-of-pocket expenses.

THE MERGER

BACKGROUND OF THE MERGER

         Fiscal years ended 1996, 1997 and 1998 were unprofitable years for WLR Foods. During this time, and in response to it, WLR Foods made significant operational and financial changes amidst unfavorable industry conditions. Specifically, during fiscal 1999, WLR Foods sold its subsidiary, Cassco Ice & Cold Storage, Inc., and its chicken complex in Goldsboro, North Carolina, in order to reduce debt and improve its balance sheet. Also in fiscal 1999, WLR Foods converted its North Carolina turkey complex to chicken to reduce sales of commodity turkey products and to replace the Goldsboro chicken volume. In addition, WLR Foods sold its Monroe, North Carolina further processing facility and consolidated all further processing into its upgraded and re-engineered Franconia, Pennsylvania facility. These changes, among others, greatly improved WLR Foods' profitability and financial profile. Yet despite these improvements and the last two profitable years, WLR Foods stock price, like the stock price of many other poultry companies, has steadily declined over the last five years. See "Information Concerning WLR Foods - Market Price of WLR Foods Common Stock and Dividend History," page 30.

         As early as 1997, WLR Foods' Board of Directors considered various strategies, including entering into potential business combinations, to increase shareholder value while further improving operations. Without a strong stock price, however, the Board did not believe WLR Foods was well-positioned for a significant business acquisition. Beginning in early 1999, with a stronger fiscal year underway, the management and Board of Directors of WLR Foods renewed its consideration of potential business combinations, as a buyer, or as seller of all or part of the company, and other strategies aimed at enhancing the value of WLR Foods stock. During this time, over a period of approximately 18 months, WLR Foods engaged Nesbitt Burns, its financial advisor, in connection with these strategic considerations. One such strategy was initiated in December 1999 with the commencement of a stock repurchase program, a program that was suspended earlier this year due to the materiality of negotiations regarding another transaction the company was exploring.

        WLR Foods and Nesbitt Burns engaged in exploratory discussions with a limited number of participants in the food processing industry regarding strategic transactions during this 18-month period, including the acquistion of a poultry processor, the disposition of WLR Foods' turkey division and a sale of the company.  Of these, only discussions regarding the sale of WLR Foods' turkey division led to advanced negotiations and an offer.  Specifically, during the summer months of 2000, WLR Foods negotiated with a poultry processor for the sale of WLR Foods' turkey division for approximately $60 million for turkey fixed assets plus an additional $65 to $70 million for turkey inventory.  These negotiations continued into the summer months of 2000 until WLR Foods terminated them in favor of pursuing a transaction with Pilgrim's Pride for the sale of the entire company, a transaction that WLR Foods believes is superior in pricing, structure and terms.

         On August 8, 2000, on behalf of WLR Foods, a representative of Nesbitt Burns contacted David Van Hoose, Chief Executive Officer of Pilgrim's Pride, to inquire whether Pilgrim's Pride would be interested in exploring a possible business combination. Mr. Van Hoose expressed interest in this regard and a meeting of representatives from Pilgrim's Pride and WLR Foods was scheduled for August 28, 2000.

         On August 28, 2000, Mr. James L. Keeler, Chief Executive Officer and President of WLR Foods, met with Mr.Van Hoose, along with Pilgrim's Pride representatives Lonnie "Bo" Pilgrim, Chairman of the Board, Clifford E. Butler, Vice Chairman, and Richard A. Cogdill, Executive Vice President and Chief Financial Officer; WLR Foods' Chief Financial Officer Dale S. Lam; and a representative of Nesbitt Burns, to discuss Pilgrim's Pride's interest in acquiring WLR Foods, or its chicken operations, for cash. Preliminary discussions regarding price were encouraging, and Pilgrim's Pride requested financial information about WLR Foods to formulate an offer to purchase WLR Foods through a cash merger. WLR Foods and Pilgrim's Pride executed a confidentiality agreement dated August 28, 2000 at that meeting. Later that week, on August 31, 2000, Pilgrim's Pride delivered to WLR Foods a preliminary letter of intent proposing the material terms of a merger of WLR Foods into Pilgrim's Pride for cash.

         On September 1, 2000, Mr. Keeler telephoned WLR Foods' Board of Directors regarding his meeting with Pilgrim's Pride. The Board encouraged Mr. Keeler to continue negotiations and make a fuller report and recommendation at a meeting to be scheduled within a few weeks. The normally scheduled Board meeting of August 22, 2000 was postponed to allow time for continuing negotiations.

         Also on September 1, Messrs. Keeler and Lam, and Messrs. Van Hoose and Cogdill, along with their respective legal counsel, discussed by telephone issues related to the form of the agreement and merger process. The letter of intent was not signed, the parties opting instead for Pilgrim's Pride to undertake its due diligence review of WLR Foods with a view to signing a definitive merger agreement as soon as possible. At the request of Pilgrim's Pride, WLR Foods signed a no-solicitation letter dated September 1, 2000 by which WLR Foods agreed not to negotiate, solicit or provide information regarding the acquisition of WLR Foods by any company other than Pilgrim's Pride until after September 30, 2000.

         During the period beginning September 1, 2000 and continuing until September 26, 2000, the parties negotiated several drafts of the merger agreement, including a firm per-share price, and worked on the due diligence review of WLR Foods.

         On September 27, 2000, WLR Foods' Board of Directors held a special meeting attended by all the directors (one via telephone), two directors emeritus, certain members of WLR Foods' senior management, representatives of Nesbitt Burns, and WLR Foods' legal counsel. Prior to the meeting, in addition to the briefing the Board received during the September 1, 2000 conference call with Mr. Keeler, each member of the Board of Directors was presented with a current draft of the merger agreement, a draft of this Proxy Statement, fiscal year-end financial reports, and materials prepared by Nesbitt Burns. At the meeting, legal counsel summarized the terms of the merger agreement, as well as the Board's duties. Nesbitt Burns presented a financial analysis of the merger consideration and orally rendered to the WLR Foods Board of Directors its fairness opinion which was confirmed in writing as of September 27, 2000 a few days later. See "The Merger - Opinion of WLR Foods' Financial Advisor," pages 14-19. Following additional management presentations and Board discussion, the Board of Directors unanimously approved the merger agreement, determining it to be in the best interest of WLR Foods. WLR Foods and Pilgrim's Pride executed the definitive merger agreement the evening of September 27, 2000 and issued a joint press release announcing execution of the merger agreement.

REASONS FOR THE MERGER

         In reaching its determination to approve the merger and recommend that WLR Foods shareholders vote to approve and adopt the merger agreement, WLR Foods' Board of Directors considered the following material factors:

  The financial and other terms of the merger agreement;

  The fact that the per share price represents a 105% premium to the average closing price of WLR Foods common stock for the three years prior to September 25, 2000;

  The history of the price of WLR Foods common stock over the last several years and its trading volume;

  Investors' lack of interest in "old economy" stocks and institutional investors' lack of interest in small market capitalization stocks;

  The discussions held by WLR Foods with other companies regarding potential business combinations and the Board of Directors' view, in light of these discussions, as to the unlikelihood of a superior proposal;

  WLR Foods' existing competitive and market position;

  The financial presentation of Nesbitt Burns and its opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of WLR Foods common stock, other than Pilgrim's Pride, Merger Sub and their affiliates;

  The provisions of the merger agreement regarding the Board's ability to respond to an unsolicited superior "Takeover Proposal" (as defined in the merger agreement) and the termination fee related to such action;

  The results of operations and financial condition of WLR Foods and the nature of the industry in which it operates;

  Whether Pilgrim's Pride is able to meet its obligations under the merger agreement; and

  Legal matters relating to the merger agreement, including the review provided for under the Hart-Scott-Rodino Act with respect to the antitrust implications of the transaction.

         The WLR Foods Board of Directors did not quantify or otherwise assign relative weights to these factors or determine that any factor was of greatest importance. Based on the combination of these and other factors, the Board determined that a sale of WLR Foods under the terms of the merger would achieve greater value at this time for WLR Foods shareholders as compared with remaining a public company.

RECOMMENDATION OF THE WLR FOODS BOARD OF DIRECTORS

         WLR Foods' Board has unanimously approved the merger agreement, determining it to be in the best interests of WLR Foods. The Board recommends that WLR Foods shareholders vote "FOR" approval and adoption of the merger agreement at the WLR Foods special meeting.

OPINION OF WLR FOODS' FINANCIAL ADVISOR

         On September 27, 2000 Nesbitt Burns delivered an oral opinion, subsequently confirmed in its written opinion to the WLR Foods Board of Directors that, as of such date, the $14.25 per share in cash to be received by the holders of shares (the "Merger Consideration"), other than Pilgrim's Pride, Merger Sub and their affiliates, in the merger was fair from a financial point of view to such holders.

         THE FULL TEXT OF THE WRITTEN OPINION OF NESBITT BURNS, DATED SEPTEMBER 27, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

In connection with its opinion, Nesbitt Burns reviewed, among other things,

  the merger agreement;

  annual reports to shareholders and annual reports on Form 10-K of WLR Foods for the five fiscal years ended July 3, 1999, June 27, 1998, June 28, 1997, June 29, 1996 and July 1, 1995;

  audited financial statements for fiscal year ended July 1, 2000;

  interim reports to shareholders and quarterly reports on Form 10-Q of WLR Foods;

  other communications from WLR Foods to its shareholders; and

  certain internal financial analyses and forecasts for WLR Foods prepared by its management.

         Nesbitt Burns also held discussions with members of the management of WLR Foods regarding its past and current business operations, financial condition and future prospects.

In addition, Nesbitt Burns:

  reviewed the reported price and trading activity for WLR Foods common stock;

  compared certain financial and stock market information for WLR Foods with similar information for certain other companies the securities of which are publicly traded;

  reviewed the financial terms of certain recent business combinations in WLR Foods' industries specifically and in other industries generally; and

  performed such other studies and analyses as Nesbitt Burns considered appropriate.

         Nesbitt Burns assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by WLR Foods or obtained from other sources, and upon the assurance of WLR Foods' management that they are not aware of any information or facts that would make the information provided to Nesbitt Burns incomplete or misleading. Nesbitt Burns did not independently verify such information, undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of WLR Foods, or receive any such appraisals. With respect to financial forecasts for WLR Foods, Nesbitt Burns has been advised by WLR Foods, and has assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgement of management as to the expected future financial performance of WLR Foods.

         In connection with its engagement, Nesbitt Burns was requested to approach, and it held discussions with, a limited number of third parties to solicit indications of interest in the possible acquisition of WLR Foods or certain of its assets. The opinion of Nesbitt Burns does not address the relative merits of the transaction contemplated pursuant to the merger agreement as compared to any alternative business transaction that might be available to WLR Foods. The opinion expressed by Nesbitt Burns was provided for the information and assistance of the Board of Directors of WLR Foods in connection with its consideration of the transaction contemplated by the merger agreement, and such opinion does not constitute a recommendation as to any action the Board of Directors of WLR Foods or any shareholder of WLR Foods should take in connection with the merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the merger. Although Nesbitt Burns evaluated the Merger Consideration from a financial point of view, Nesbitt Burns was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiations between WLR Foods and Pilgrim's Pride. Nesbitt Burns' opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of WLR Foods other than the Pilgrim's Pride and its affiliates. Nesbitt Burns has expressed no opinion as to the structure, terms or effect of any other aspect of the merger or the other transactions contemplated by the merger agreement.

         The following is a summary of the material financial analyses used by Nesbitt Burns in connection with providing its oral opinion to the WLR Foods Board of Directors on September 27, 2000.

THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

Historical Trading Analysis

        Nesbitt Burns calculated the premium being paid to the holders of shares in the merger relative to the closing price of WLR Foods common stock on September 25, 2000 and relative to the average closing price for such stock over selected historical periods ending on September 25, 2000 as follows:

Date or Period	Merger Premium
Market price as of September 25, 2000	138%
1-week average ending September 25, 2000	143%
2-week average ending September 25, 2000	149%
1-month average ending September 25, 2000	172%
2-month average ending September 25, 2000	190%
3-month average ending September 25, 2000	197%
6-month average ending September 25, 2000	195%
1-year average ending September 25, 2000	162%

Comparison of Selected Public Companies

            Nesbitt Burns reviewed and compared selected financial information, ratios and public market multiples for WLR Foods to corresponding financial information, ratios and public market multiples for the following publicly traded food processing companies (collectively, the "Comparable Companies"):

  Cagle's, Inc.

  ConAgra, Inc.
  Pilgrim's Pride Corporation
  Sanderson Farms, Inc.
  Tyson Foods, Inc.

            The selected companies were chosen because they are publicly traded companies that, for purposes of this analysis, may be considered similar to WLR Foods. Nesbitt Burns calculated and compared various financial multiples and ratios. The multiples and ratios were calculated using the closing price for WLR Foods common stock and each of the selected companies on September 25, 2000 and were based on the most recent publicly available information. The earnings estimates utilized for WLR Foods and the Comparable Companies were based on estimates obtained from I/B/E/S International Inc., a provider of financial information, as of September 25, 2000.

            Nesbitt Burns' analyses of the selected companies compared the following to the results for WLR Foods:

  Closing price as a multiple of latest twelve month ("LTM") and forecasted current earnings;

  Enterprise value (value of equity plus total debt plus preferred stock plus minority interest less cash) as a multiple of LTM sales;

  Enterprise value as a multiple of LTM earnings before interest and taxes ("EBIT"); and

  Enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITD").

The results of these analyses are summarized as follows:

	Price to LTM Earnings (1)	Price to Forecasted Current Year Earnings (1)	Enterprise Value to LTM Sales	Enterprise Value to LTM EBIT (1)	Enterprise Value to LTM EBITDA (1)
WLR Foods Implied Multiple at Merger Price	105.5x	28.5x	.36x	46.0x	12.2x
Comparable Companies Range	3.4x - 13.6x	5.2x - 13.7x	.30x - .68x	4.8x - 11.1x	3.5x - 8.1x
Comparable Companies Mean	8.6x	9.6x	.46x	8.7x	5.8x
Comparable Companies Median	8.7x	10.0x	.41x	9.5x	5.8x

(1)     Companies with negative operating income have been excluded from the range and the mean and median calculations.

            Nesbitt Burns applied a range of selected multiples derived from the selected companies of forecasted current year earnings and LTM EBITDA to corresponding financial data of WLR Foods in order to derive an implied equity reference range for WLR Foods. This analysis resulted in an implied equity reference range for WLR Foods of approximately $3.99 to $6.21 per share.

Selected Transactions Analysis

            Nesbitt Burns analyzed certain information relating to nine selected transactions in the food processing industry since 1995. These transactions included:

  IBP Inc.'s acquisition of Corporate Brand Foods America

  ConAgra, Inc.'s acquisition of Seaboard Corporation's Poultry Division

  James Richardson International, Ltd.'s acquisition of Canbra Foods

  IBP Inc.'s acquisition of Thorn Apple Valley, Inc.

  IBP Inc.'s acquisition of H&M Food Systems

  Smithfield Foods, Inc. acquisition of Schneider Corp.

  ConAgra Inc.'s acquisition of GoodMark Foods, Inc.

  Tyson Foods Inc.'s acquisition of Hudson Foods Inc.

  IBP Inc.'s acquisition of Food Brands of America

Nesbitt Burns' analysis of the selected transactions compared the following to the results for WLR Foods:

  Enterprise value as a multiple of LTM sales;

  Enterprise value as a multiple of LTM EBIT; and

  Enterprise value as a multiple of LTM EBITDA.

  The results of these analyses are summarized as follows:

	Enterprise Value to LTM Sales	Enterprise Value to LTM EBIT (1)	Enterprise Value to LTM EBITDA (1)
WLR Foods Implied Multiple at Merger Price	.36x	46.0x	12.2x
Selected Transactions Range	.25x - 1.36x	9.1x - 19.1x	5.9x - 12.2x
Selected Transactions Mean	.70x	13.1x	9.1x
Selected Transactions Median	.76x	12.0x	8.7x

(1)    Certain transactions were excluded from the range and the mean and median calculations due to negative operating results in the quarter leading to the transaction or because the transaction was a purchase out of bankruptcy.

            Nesbitt Burns applied a range of selected multiples derived from the selected transactions of LTM EBITDA to corresponding financial data of WLR Foods in order to derive an implied equity reference range for WLR Foods. This analysis resulted in an implied equity reference range for WLR Foods of approximately $9.48 to $10.07 per share.

Discounted Cash Flow Analysis

            Using a discounted cash flow analysis, Nesbitt Burns calculated the present value of the estimated unlevered free cash flows of WLR Foods for fiscal years 2001 to 2005, as prepared by the management of WLR Foods. Nesbitt Burns determined certain equity value reference ranges for WLR Foods based upon the sum of (i) the discounted value (using various discount rates ranging from 11.0% to 12.0%) of the estimated unlevered free cash flows of WLR Foods, plus (ii) the discounted value (using various discount rates from 11.0% to 12.0%) of the product of (a) estimated EBITDA for WLR Foods for fiscal year 2005 and (b) various terminal value multiples (ranging from 4.0x to 6.0x), less (iii) total debt net of cash. This analysis resulted in an equity value reference range per share of WLR Foods common stock of $8.06 to $12.67.

            The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Nesbitt Burns' opinion. In arriving at its fairness determination, Nesbitt Burns considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WLR Foods or the contemplated transaction.

            The analyses were prepared solely for purposes of providing an opinion to the WLR Foods Board of Directors as to the fairness from a financial point of view of the Merger Consideration to be received by the holders (other than Pilgrim's Pride, Merger Sub and their affiliates) of shares in the merger.

            The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of WLR Foods, Nesbitt Burns or any other person assumes responsibility if future results are materially different from those forecast.

            As described above, Nesbitt Burns' opinion to the WLR Foods Board of Directors was one of many factors taken into consideration by the WLR Foods Board of Directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Nesbitt Burns.

            Nesbitt Burns' opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to Nesbitt Burns, as of the date of the opinion. Nesbitt Burns disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to Nesbitt Burns' attention after the date of the opinion.

            Nesbitt Burns, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Nesbitt Burns has in the past provided certain investment banking services to WLR Foods, and certain of its affiliates have provided corporate banking services to WLR Foods and Pilgrim's Pride from time to time for which they have received or will receive customary fees and, with respect to WLR Foods, warrants to purchase shares, and Nesbitt Burns may provide investment and corporate banking services to WLR Foods or Pilgrim's Pride and their respective affiliates in the future. In addition, Harris Trust and Savings Bank, an affiliate of Nesbitt Burns, has provided Pilgrim's Pride with a commitment letter in connection with the financing of the merger for which Harris Trust and Savings Bank has received or will receive customary fees. Nesbitt Burns provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of WLR Foods or Pilgrim's Pride for its own account and for the accounts of customers.

            Pursuant to a letter agreement dated April 20, 2000, WLR Foods engaged Nesbitt Burns to act as its financial advisor in connection with the possible sale of all or a portion of WLR Foods. Pursuant to the terms of the letter agreement, upon the consummation of the merger, Nesbitt Burns will be entitled to receive a fee of $2,765,000 from WLR Foods in connection with the merger (a portion of which has been previously earned in connection with the engagement of Nesbitt Burns as financial advisor). WLR Foods also has agreed to reimburse Nesbitt Burns for its reasonable out-of-pocket expenses, including counsel fees, and to indemnify Nesbitt Burns against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

            In considering the recommendation of the WLR Foods Board of Directors, WLR Foods shareholders should be aware that certain of the directors and executive officers of WLR Foods may have interests in the merger that are different from, or in addition to, the interests of WLR Foods shareholders generally, and that may create potential conflicts of interest. The WLR Foods Board of Directors was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

  Share Ownership

As of the record date, directors and executive officers of WLR Foods and their affiliates directly owned approximately ___% of the outstanding shares of WLR Foods common stock. See "Information Concerning WLR Foods - Security Ownership of Certain Beneficial Owners and Management of WLR Foods," page 31.

  Employment and Severance Arrangements

WLR Foods has previously entered into severance agreements with members of management, including each of the following executive officers: James L. Keeler, Dale S. Lam, Jane T. Brookshire, Ronald E. Morris, Walter F. Shafer, III and John A. Turner. The severance agreements provide that if an executive officer's employment is terminated during the three-year period following a change in control of WLR Foods (which the merger with Pilgrim's Price would constitute), other than for death, cause (willful and continued failure to perform duties or willfully engaging in illegal conduct, defined more specifically in the severance agreements) or disability (as defined in the severance agreements), or if he or she resigns for good reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation, defined more specifically in the severance agreements) during such three-year period, he or she is entitled to receive an amount in cash equal to three times his or her total annual compensation, which includes: (A) the higher of (x) his or her annual base salary on the date of termination or (y) his or her annual base salary in effect immediately prior to the change in control and (B) an amount equal to the average of the bonuses awarded to him or her in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the executive shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in the severance agreement. These severance agreements also provide for the payment in cash of the difference between the termination fair market value (as defined in the severance agreements) and the exercise price, of all unvested stock options, and for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his or her employment is terminated during such three-year period. In addition, Mr. Keeler would be entitled to receive the severance payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a change in control.

On September 27, 2000, in anticipation of entering into the merger agreement with Pilgrim's Pride, WLR Foods executed new agreements with Messrs. Keeler and Lam which provide as follows. According to a Termination of Severance and Employment Agreement between WLR Foods and Mr. Keeler dated September 27, 2000, if and when the merger is consummated, Mr. Keeler's above-described severance agreement will be terminated and he will resign from all positions with WLR Foods. In return, Mr. Keeler will be paid $900,000. Mr. Keeler's resignation, effective upon the merger, foregoes the salary to which he was entitled under his employment agreement with WLR Foods until June 30, 2001 (the date of termination of his employment agreement), as well as the deferred compensation that would have accrued on his salary until then. Mr. Keeler's deferred compensation will continue to accrue until the effective time of the merger and will be paid to him upon or after the merger. Additionally, he and his wife will continue to enjoy lifetime health benefits after the merger.

Regarding Mr. Lam's severance, according to a Termination of Severance Agreement between WLR Foods and Mr. Lam dated September 27, 2000, if and when the merger is consummated, Mr. Lam's above-described severance agreement will be terminated in return for a $447,750 payment to Mr. Lam. Upon consummation of the merger, Mr. Lam will also receive a 90-day employment agreement with Pilgrim's Pride based on his current annual salary of $185,400.

Notwithstanding the termination agreements, Messrs. Keeler and Lam will be entitled to their vested and unvested options, as more fully described in the next section, "Options."

Also on September 27, 2000, Pilgrim's Pride entered into consulting agreements with Messrs. Keeler and Lam which will take effect if and when the merger is consummated. According to Mr. Keeler's agreement, Pilgrim's Pride will pay $150,000 for Mr. Keeler's consulting services rendered for a period not to exceed two years from the date the merger is consummated. Mr. Lam will be paid $215,000 for consulting services rendered for a period not to exceed two years from the last date of his employment agreement. Additionally, according to a Non-Competition and Non-Disclosure Agreement dated September 27, 2000 between Pilgrim's Pride and Mr. Keeler, during the two-year period ending after the date the merger is consummated, Mr. Keeler agrees not to own, manage or be employed by any business enterprise in competition with Pilgrim's Pride and not to disclose any confidential information relating to WLR Foods or Pilgrim's Pride during such time. In return, Mr. Keeler will be paid $150,000.

The merger agreement does not anticipate any change in the employment arrangements of the remaining executive officers. According to the merger agreement, if the merger is consummated, Pilgrim's Pride will assume the severance agreements for such executive officers and the obligations, if and when they arise, to pay severance thereunder. If the obligations of the severance agreements for the remaining officers are triggered in the first year following the merger, in addition to continuing employee welfare benefits, severance payments for such officers would approximate the following amounts:

Executive Officers                      Potential Severance Payment
Jane T. Brookshire                                  $ 602,535
Ronald E. Morris                                     $ 647,863
Walter F. Shafer, III                                $ 647,863
John A. Turner                                        $ 690,000

These payments do not include option buy-outs, next discussed.

  Options

All options held by executive officers will vest immediately prior to the effective time of the merger. (No directors hold options, other than Mr. Keeler who is also an executive officer.) The holders thereof will receive cash for each option equal to the excess, if any, of the merger consideration over the exercise price per share of such option, less applicable withholding taxes.

The options held by executive officers and Mr. Keeler, who is an officer and director, will be converted into the right to receive cash in the following amounts:

Executive Officers                      Option Payments
James L. Keeler                            $ 1,992,654
Dale S. Lam                                  $    251,560
Jane T. Brookshire                        $    332,109
Ronald E. Morris                           $    289,297
Walter F. Shafer, III                      $    301,797
John A. Turner                               $   197,734

See "Information Concerning WLR Foods - Security Ownership of Principal Shareholders and Management of WLR Foods," page 31.

  Indemnification and Insurance

For a period of six years after the merger agreement, Pilgrim's Pride is obligated to continue in full force and effect for the present and former directors and officers of WLR Foods the indemnification provisions of WLR Foods' current articles and bylaws. Additionally, Pilgrim's Pride agrees to indemnify these individuals against all losses, expenses (including attorneys' fees), claims, damages, liabilities or amounts that are paid or are otherwise incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the merger. Pilgrim's Pride must also keep in effect for a period of six years after the merger directors' and officers' liability insurance on terms comparable to the insurance WLR Foods now maintains for such persons.

FINANCING FOR THE MERGER

            Pilgrim's Pride intends to fund the merger consideration with cash from operations and credit facilities obtained in connection with the merger.

EXPECTED ACCOUNTING TREATMENT OF THE MERGER

            The merger will be accounted for using the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States. Under this method of accounting, the aggregate consideration paid by Pilgrim's Pride in connection with the merger will be allocated to WLR Foods’ assets and liabilities based on their fair values, with any excess or deficit being treated as goodwill. Goodwill from such an acquisition is generally amortized in equal annual installments over a period of time. The assets and liabilities and results of operations of WLR Foods will be consolidated into the assets and liabilities and results of operations of Pilgrim's Pride from the date of the merger.

HART-SCOTT-RODINO FILING

            Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, certain transactions, including the merger, may not be consummated until Notification and Report Forms pursuant to the Act have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") and a 30-day waiting period requirement has been satisfied. On October 10, 2000, Pilgrim's Pride and WLR Foods each filed a Notification and Report Form pursuant to the Act with the Antitrust Division and the FTC. At any time before or after the merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require either Pilgrim's Pride or WLR Foods to divest substantial assets. Neither WLR Foods nor Pilgrim's Pride believes the merger will violate the antitrust laws or will be enjoined, however there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

            Upon consummation of the merger, each outstanding share of WLR Foods common stock will be converted into the right to receive $14.25 in cash, without interest, subject to reduction for applicable withholding taxes. The following discussion is a summary of the principal federal income tax consequences of the merger to the shareholders of WLR Foods whose shares of common stock are surrendered pursuant to the merger. The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, shareholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, shareholders who do not hold their stock as capital assets and shareholders who have acquired their stock upon the exercise of employee options or otherwise as consideration. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative changes, judicial administrative changes or interpretations could alter or modify the statements and conditions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences to the shareholders of WLR Foods.

            THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE IMPORTANT TO A SHAREHOLDER BASED ON SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS. FOREIGN SHAREHOLDERS SHOULD CONSULT WITH LOCAL ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

            The right to receive cash pursuant to the merger will be a taxable transaction at the effective time of the merger for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the cash received by the shareholder pursuant to the merger agreement and the shareholder’s adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate shareholders (including individuals, estates and trusts) will, as a general matter, depend upon each shareholder’s holding period for the shares of common stock at the effective time of the merger. If a non-corporate shareholder’s holding period for the shares of common stock is more than one year, either a 20% or a 10% capital gains rate generally will apply to such gain, depending on the amount of taxable income of such shareholder for such year. If the shareholder’s holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

            For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

            Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder fails to furnish such shareholder’s social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Shareholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

THE MERGER AGREEMENT

            The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated in this document by reference. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all shareholders of WLR Foods to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER STRUCTURE

            The merger agreement provides that PPC Acquisition Corp., a subsidiary of Pilgrim's Pride, (the "Merger Sub") will be merged with and into WLR Foods. At the time of the merger, the separate corporate existence of the Merger Sub will cease and WLR Foods, under the new name of "Pilgrim's Pride Corporation of Virginia, Inc." will continue as the surviving corporation and as a wholly-owned subsidiary of Pilgrim's Pride. The merger will become effective at the time articles of merger are filed with the State Corporation Commission of the Commonwealth of Virginia or at such later time as agreed to by WLR Foods and Pilgrim's Pride and provided for in the articles of merger.

            None of WLR Foods' directors will be directors of the surviving corporation after the merger, but all of the officers of WLR Foods - other than the Chief Executive Officer and President (Mr. Keeler) and the Chief Financial Officer and Vice President (Mr. Lam) - will be officers of the surviving corporation after the merger. See "Interests of Directors and Executive Officers in the Merger - Employment and Severance Arrangements," pages 19-20.

TREATMENT OF WLR FOODS COMMON STOCK

            At the effective time of the merger, each issued and outstanding share of WLR Foods common stock will be converted into the right to receive $14.25 in cash, without interest, subject to reduction for applicable withholding taxes, if any.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

            Prior to the merger, Pilgrim's Pride will cause to be deposited with a paying agent, for the benefit of holders of WLR Foods common stock, cash sufficient to pay the aggregate merger consideration in exchange for the shares of WLR Foods common stock outstanding immediately prior to the merger. Promptly after the merger, the paying agent will cause to be mailed to each record holder of WLR Foods common stock a letter of transmittal and instructions regarding how to surrender stock certificates for payment. Holders of certificates who surrender their certificates together with a duly executed letter of transmittal will be entitled to receive $14.25 in cash per share payable to the holders thereof, without interest, subject to reduction for applicable withholding taxes. The surrendered WLR Foods certificates will be canceled.

            At the effective time of the merger, the stock transfer books of WLR Foods will be closed and no further transfers will be registered on its stock transfer books.

            Any portion of the cash deposited with the paying agent that remains unclaimed by WLR Foods shareholders for six months after the merger may be returned to Pilgrim's Pride. After the return of these funds, any WLR Foods shareholder must look only to Pilgrim's Pride for payment of the consideration under the merger agreement.

            Until delivered to the paying agent, the holder of a WLR Foods stock certificate bears the risk of loss and title to such certificate. If a mutilated certificate is surrendered to the paying agent, or the holder of a certificate submits an affidavit to the paying agent stating that the certificate has been lost, destroyed or wrongfully taken, the paying agent may require the owner of such lost, stolen or destroyed WLR Foods certificate to post a bond in a customary amount as indemnity against any claim that may be made against Pilgrim's Pride with respect to the certificate alleged to have been lost, stolen or destroyed.

            HOLDERS OF WLR FOODS COMMON STOCK SHOULD NOT SEND IN THEIR WLR FOODS COMMON STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE PAYING AGENT.

TREATMENT OF STOCK OPTIONS AND WARRANTS

            The merger agreement provides that at the effective time of the merger, each outstanding option to purchase WLR Foods common stock under each of the WLR Foods stock plans, whether or not then exercisable, will be canceled, and each holder of a canceled option will receive an amount in cash equal to the excess, if any, of $14.25 per share over the exercise price per share of such option multiplied by the number of shares of common stock previously subject to such option, less any required withholding taxes.

            In addition, after the merger, pursuant to the terms of each outstanding warrant of WLR Foods, each holder of a warrant (including Harris Trust and Savings Bank, an affiliate of Nesbitt Burns) will be entitled to receive, upon the exercise of such warrant subsequent to the closing, an amount in cash equal to $14.24 multiplied by the number of shares previously subject to the warrant.

REPRESENTATIONS AND WARRANTIES

            The merger agreement contains representations and warranties made by WLR Foods, relating to, among other things:

  its and its subsidiaries’ organization, good standing and qualification;

  its capitalization;

  its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the merger;

  governmental or regulatory consents and approvals required for the consummation of the merger;

  its reports and financial statements, the absence of certain changes since July 1, 2000 and the absence of undisclosed liabilities;

  litigation;

  employee benefit plans and labor matters;

  compliance with laws and permits;

  inapplicability of any takeover statute to the merger or the transactions contemplated by the merger agreement and WLR Foods' Rights Agreement;

  environmental matters;

  taxes;

  existence of necessary permits;

  material and government contracts;

  payments resulting from the merger;

  title to assets and absence of liens;

  product liability;

  inventory;

  customers;

  insurance matters;

  fees and expenses of the merger; and

  brokers' and finders' fees.

            In addition, the merger agreement contains representations and warranties made by Pilgrim's Pride and the Merger Sub relating to, among other things:

  their organization, good standing and qualification;

  their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the merger;

  governmental or regulatory consents and approvals required for the consummation of the merger; and

  financing.

COVENANTS PENDING THE MERGER

            The merger agreement provides for certain covenants of WLR Foods pending the merger, including covenants restricting the:

  amendment of corporate governance documents;

  issuance of securities;

  declaration and payment of dividends and changes in share capital;

  changes in compensation and employee benefit plans;

  settlement of material litigation;

  taking of any action or allowance of any event to occur that would make WLR Foods' representations and warranties materially incorrect;

  incurrence of indebtedness and the acquisition of equity interests;

  making of capital expenditures;

  changing accounting principles or practices; and

  entering into, amendment or termination of material contracts.

SHAREHOLDERS MEETING

            Pursuant to the merger agreement, WLR Foods has agreed to convene a meeting of the holders of common stock of WLR Foods to consider and vote upon the approval and adoption of the merger agreement. In addition, WLR Foods has agreed that the WLR Foods Board of Directors, except as may be permitted with respect to a Takeover Proposal, will recommend approval of the merger agreement and will not withdraw or modify such recommendation.

            WLR Foods has also agreed to indefinitely postpone its annual meeting of shareholders previously scheduled for October 28, 2000. If the merger is consummated, the annual meeting will be deemed canceled.

PROXY STATEMENT

            Pilgrim's Pride and WLR Foods have agreed to cooperate with one another to prepare and file this Proxy Statement with the Securities and Exchange Commission in connection with the solicitation of proxies for the special meeting.

NO SOLICITATION OF TRANSACTIONS

            The merger agreement provides that WLR Foods will not itself, and will not permit any of its subsidiaries or any of their representatives, directly or indirectly to, solicit, initiate or encourage the submission of any proposal (a "Takeover Proposal") for a business combination transaction, defined as follows:

  any merger, consolidation, share exchange, business combination, or other similar transaction;

  any sale, lease, exchange or other disposition (other than a pledge or mortgage) of 20% or more of the assets of WLR Foods;

  the acquisition by a person or entity of beneficial ownership of 20% or more of the shares of WLR Foods, whether by tender offer, exchange offer or otherwise;

  the adoption by WLR Foods of a plan of liquidation or payment of an extraordinary dividend; or

  the repurchase by WLR Foods of 20% or more of its common stock.

            Likewise, WLR Foods may not participate in discussions with, or furnish any information to, any person who is attempting to make a Takeover Proposal unless, with respect to a bona fide unsolicited written Takeover Proposal:

  the Takeover Proposal involves consideration to WLR Foods' shareholders that WLR Foods' Board of Directors in good faith reasonably believes, after receiving advice from its investment banker, is superior to the consideration to be provided in the merger with Pilgrim's Pride;

  WLR Foods' Board, based on the advice of independent legal counsel for WLR Foods and its investment banker, determines in its good faith business judgment that such action is required in order for the Board to satisfy its duties to WLR Foods imposed by Virginia law;

  at least three business days prior to participating in such discussions or furnishing such information WLR Foods gives Pilgrim's Pride written notice (including a copy of the Takeover Proposal) of its intention to do so;

  prior to participating in such discussions or furnishing such information WLR Foods receives from such person a confidentiality agreement on terms no less favorable to WLR Foods than its confidentiality agreement with Pilgrim's Pride; and

  WLR Foods shareholder approval of the merger has not yet been obtained.

            Before taking Board action adverse to the merger, such as withdrawing its approval or recommendation of the merger, WLR Foods must terminate the merger agreement and pay a $10 million termination fee provided by the merger agreement. See within this section, "Termination Fees," pages 37-38.

EMPLOYEE BENEFITS

            Pursuant to the merger agreement, Pilgrim's Pride has agreed that during the period commencing at the effective time of the merger and ending one year thereafter, the employees of WLR Foods will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by Pilgrim's Pride to its similarly situated employees.

            WLR Foods' employees will be given credit for all actual service with WLR Foods under all employee benefit plans, programs and policies of Pilgrim's Pride in which they become participants. To the extent permitted under the relevant plan, Pilgrim's Pride:

  will cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent they did not apply to WLR Foods' employees as of September 27, 2000) under Pilgrim's Pride group health plans to be waived for WLR Foods' employees and their eligible dependents; and

  will give WLR Foods' employees credit for the plan year in which the merger is consummated toward applicable deductions and annual out-of-pocket limits for health expenses incurred prior to the consummation of the merger during the applicable plan year.

SEVERANCE AND EMPLOYMENT AGREEMENTS

            Except with respect to certain agreements with the Chief Executive Officer and the Chief Financial Officer of WLR Foods as more fully explained in the section "Interests of Directors and Executive Officers in the Merger - Employment and Severance Arrangements" on pages 24-27, the merger agreement requires Pilgrim's Pride to honor all severance and retention agreements and employment agreements with WLR Foods' directors, officers and employees.

GROWER RELATIONS

            The merger agreement requires Pilgrim's Pride to comply with the terms of all existing grower contracts.

CONDITIONS TO THE MERGER

            The respective obligations of each party to close the merger are subject to the satisfaction or waiver of the following conditions:

  the merger agreement shall have been adopted by WLR Foods’ shareholders;

  no governmental authority shall have enacted, promulgated, enforced or entered any order or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

  any waiting period under the Hart-Scott-Rodino Act shall have terminated or expired.

            The obligations of Pilgrim's Pride and the Merger Sub to close the merger are also subject to following conditions which may be waived by Pilgrim's Pride:

  prior to or as of the merger, WLR Foods shall have performed in all material respects each of its obligations under the merger agreement and each of the representations and warranties of WLR Foods in the merger agreement shall be true and correct in all material aspects;

  since the date of the merger agreement, no material adverse change in the financial condition, results of operations or business of WLR Foods and its subsidiaries shall have occurred and neither WLR Foods nor any subsidiary shall have suffered any damage, destruction or loss materially affecting the business or property of WLR Foods and its subsidiaries;

  WLR Foods shall have terminated its Poultry Producer Stock Purchase Plan, Amended and Restated Employee Stock Purchase Plan, Dividend Reinvestment and Stock Purchase Plan and Plan to Issue Stock for Director Compensation in accordance with the terms of each such plan;

  WLR Foods shall have obtained the third-party and governmental consents necessary to close the merger; and

  WLR Foods shall have timely delivered environmental assessments as required by the merger agreement, and such assessments, once delivered, shall not identify conditions or concerns that could reasonably be expected to result in remediation costs in excess of $1 million.

            The obligation of WLR Foods to close the merger is also subject to the following condition which WLR Foods may waive:

  prior to or as of the merger, each of Pilgrim's Pride and Merger Sub shall have performed in all material respects each of its obligations under the merger agreement and each of their representations and warranties in the merger agreement shall be true and correct in all material aspects.

TERMINATION

            WLR Foods and Pilgrim's Pride may, by mutual written consent, agree to terminate the merger agreement without completing the merger, and either company may terminate the merger agreement if any of the following occurs:

  the merger is not approved by WLR Foods shareholders at the special meeting or any adjournment or postponement thereof;

  the merger is not consummated by March 30, 2001, except that the right to terminate the merger agreement is not available to a party whose failure to fulfill any obligation under the merger agreement has prevented consummation of the merger;

  any final, nonappealable order of any governmental entity or court is in effect that prevents consummation of the merger; or

  a breach by the other party of any representation, warranty, covenant or agreement under the merger agreement, or a representation or warranty shall have become untrue, and, in either case, the same cannot be cured.

Pilgrim's Pride can terminate the merger agreement if any of the following occurs:

  WLR Foods' Board of Directors withdraws or modifies in any respect adverse to Pilgrim's Pride its approval or recommendation of the merger agreement or merger;

  WLR Foods' Board of Directors recommends to WLR Foods shareholders any Takeover Proposal (see in this section "No Solicitation of Transactions," page 26); or

  a tender offer or exchange offer for 20% or more of WLR Foods common stock is announced or commenced and WLR Foods' Board of Directors fails to recommend against it.

WLR Foods can terminate the merger agreement if:

  WLR Foods' Board of Directors determines in its good faith business judgment, after consultation with independent legal counsel, that such termination is required in order for the Board to satisfy its duties to WLR Foods imposed by Virginia law by reason of a Takeover Proposal, provided WLR Foods first pays the $10 million termination fee. See in this section "No Solicitation of Transactions," page 26, and "Termination Fees" below.

TERMINATION FEES

WLR Foods must pay Pilgrim's Pride's expenses in connection with the merger if:

  the merger has not occurred by March 30, 2001 and Pilgrim's Pride has, therefore, terminated the merger agreement;

  WLR Foods shareholders do not approve the merger and either WLR Foods or Pilgrim's Pride has, therefore, terminated the merger agreement; or

  the required environmental assessments are not timely delivered, or such assessments, once delivered, identify conditions that could reasonably be expected to result in remediation costs in excess of $1 million.

            WLR Foods must pay Pilgrim's Pride $10,000,000 (less expenses as described in the preceding paragraph) if:

  WLR Foods' Board of Directors withdraws or modifies in any respect adverse to Pilgrim's Pride its approval or recommendation of the merger agreement or merger;

  WLR Foods' Board of Directors recommends to WLR Foods shareholders any Takeover Proposal (see in this section "No Solicitation of Transactions," page 26);

  a tender offer or exchange offer for 20% or more of WLR Foods common stock is announced or commenced and WLR Foods' Board of Directors fails to recommend against it;

  WLR Foods' Board of Directors terminates the merger agreement after determining in its good faith business judgment, after consultation with independent legal counsel, that termination is required in order for the Board to satisfy its duties to WLR Foods imposed by Virginia law by reason of a Takeover Proposal; or

  either WLR Foods or Pilgrim's Pride terminates the merger agreement because WLR Foods shareholders do not approve the merger and WLR Foods enters into a business combination transaction (as defined in the merger agreement) within one year of the merger termination.

            Pilgrim's Pride must pay WLR Foods' expenses in connection with the merger if WLR Foods terminates the merger because Pilgrim's Pride has not secured the necessary financing to consummate the merger.

AMENDMENT

            The merger agreement may be amended by action taken by WLR Foods, Pilgrim's Pride and the Merger Sub at any time before or after adoption of the merger agreement by the shareholders of WLR Foods. After any such approval by the shareholders of WLR Foods, no amendment may be made that would violate Virginia law.

EXTENSION; WAIVER

            At any time prior to the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, delivered pursuant thereto, or (iii) waive compliance with any agreement or condition contained herein.

INFORMATION CONCERNING WLR FOODS

            WLR Foods is a fully integrated provider of turkey and chicken products marketed primarily under the Wampler Foods brand. It is nationally ranked as the fourth largest turkey company and the seventh largest poultry food processor by sales volume. WLR Foods employs approximately 7,000 employees. It has seven poultry processing facilities, one further processing facility, two grow-out facilities and a sales and marketing office and corporate office, located in Virginia, North Carolina, West Virginia and Pennsylvania. WLR Foods markets branded and private label poultry products to retailers, fast food operators, food service and institutional customers throughout the United Sates with an emphasis on the East Coast. Export sales currently represent approximately 11% of sales.

MARKET PRICE OF WLR FOODS COMMON STOCK AND DIVIDEND HISTORY

         WLR Foods common stock is traded on the NASDAQ National Market under the symbol "WLRF." The following tables set forth the high and low daily closing prices of WLR Foods common stock as reported on NASDAQ for the fiscal quarters indicated. WLR Foods’ fiscal year end is the Saturday closest to June 30th.

	High	Low
Fiscal year ended June 29, 1996
First Quarter	$13.80	$12.56
Second Quarter	16.91	13.18
Third Quarter	15.17	12.44
Fourth Quarter	13.93	11.81

Fiscal year ended June 28, 1997
First Quarter	$13.56	$11.57
Second Quarter	13.43	11.44
Third Quarter	13.18	9.70
Fourth Quarter	10.31	8.07

Fiscal year ended June 27, 1998
First Quarter	$10.38	$8.69
Second Quarter	10.25	8.38
Third Quarter	8.50	5.25
Fourth Quarter	7.38	5.63

Fiscal year ended July 3, 1999:
First Quarter	$9.25	$6.25
Second Quarter	9.31	7.13
Third Quarter	9.63	7.63
Fourth Quarter	8.33	6.50

Fiscal year ended July 1, 2000
First Quarter	$8.31	$6.63
Second Quarter	7.13	5.50
Third Quarter	6.31	5.19
Fourth Quarter	5.75	3.88

Fiscal year ended June 30, 2001
First Quarter	$13.81	$4.50

            The closing market price per share of WLR Foods common stock on September 26, 2000, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $6.94. On November __, 2000, which is the latest practicable date prior to the printing of this proxy statement, the closing price for WLR Foods common stock was $_____. As of such date, there were __________ shares of WLR Foods common stock outstanding, held by approximately ____ shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. We urge you to obtain current market quotations of WLR Foods common stock.

            WLR Foods has not paid cash dividends on its common stock during the last three years. As required by the merger agreement, WLR Foods will retain all earnings for reinvestment in WLR Foods’ business and will not pay cash or stock dividends.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF WLR FOODS

            The following table sets forth the number and percentage of shares of WLR Foods common stock held as of November 7, 2000 by all directors and executive officers of WLR Foods.

Name	Number Beneficially Owned		Percent of Class(1)

Jane T. Brookshire	51,875	(2)	0.31
Charles L. Campbell	19,847	(3)	0.12
Katherine K. Clark	4,374	(3)	0.03
Stephen W. Custer	40,911	(3)	0.25
William H. Groseclose, Jr.	14,481	(4)	0.09
J. Craig Hott	111,816	(5)	0.68
Marie C. Johns	1,372	(3)	0.01
James L. Keeler	320,812	(6)	1.92
Dale S. Lam	13,181	(7)	0.08
Ronald E. Morris	18,477	(8)	0.11
Walter F. Shafer, III	36,392	(9)	0.22
Phillip C. Stone	108,509	(10)	0.66
John A. Turner	6,224	(11)	0.04
William D. Wampler	766,572	(12)	4.66
All directors and executive	1,514,843	(13)	9.03
officers as a group (consisting
of 14 persons)

_____________________________

(1)  Based on 16,458,056 shares outstanding as of November 7, 2000 plus shares which members of management have the option to purchase within 60 days of November 7, 2000.

(2)  Includes 10,443 owned directly, through the WLR Foods, Inc. Employee Stock Purchase Plan and her retirement accounts, 1 share owned jointly with her husband, 1,433 shares held by her husband through his self-directed retirement account, and 39,999 shares which Ms. Brookshire has the right to purchase within 60 days of November 7, 2000 through the exercise of options. Ms. Brookshire disclaims beneficial interest in the shares held by her husband.

(3)  All shares owned directly.

(4)  All shares owned directly and through his self-directed retirement account.

(5)  Includes 105,992 shares owned by E. E. Hott, Inc., of which Mr. Hott is an officer and director, 5,574 shares owned jointly with his wife, and 150 shares held by his wife as custodian for Mr. Hott's son. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

(6)  Includes 56,891 shares owned directly and through the Employee Stock Purchase Plan and his retirement accounts, 23,922 shares owned by his wife directly and through her self-directed retirement account, and 240,000 shares which Mr. Keeler has the right to purchase within 60 days of November 7, 2000 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

(7)  Includes 5,780 shares owned directly, through the WLR Foods, Inc. Employee Stock Purchase Plan or through his self-directed retirement accounts, 235 shares held by his wife through her self-directed retirement account, and 7,166 shares which Mr. Lam has the right to purchase within 60 days of November 7, 2000 through the exercise of options. Mr. Lam disclaims beneficial interest in the shares held by his wife.

(8)  Includes 478 shares owned through the WLR Foods, Inc. Employee Stock Purchase Plan, 5,000 shares owned by his wife, and 12,999 shares which Mr. Morris has the right to purchase within 60 days of November 7, 2000 through the exercise of options. Mr. Morris disclaims beneficial interest in the shares held by his wife.

(9)  Includes 16,393 shares owned directly and through the WLR Foods, Inc. Employee Stock Purchase Plan and 19,999 shares which Mr. Shafer has the right to purchase within 60 days of November 7, 2000 through the exercise of options.

(10)  Includes 3,012 shares owned directly and 105,497 shares owned by Bridgewater College, of which Mr. Stone is president. Mr. Stone disclaims beneficial interest in the shares owned by Bridgewater College.

(11)  Includes 288 shares owned directly and 2,604 shares owned jointly with his wife and 3,333 shares which Mr. Turner has the right to purchase within 60 days of November 7, 2000 through the exercise of options.

(12)  Includes 258,790 shares owned directly and as general partner of Wampler Land, 204,260 shares owned by his wife, 28,517 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 194,469 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 80,536 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

(13)  Includes 323,496 shares which the group has the right to purchase within 60 days of November 7, 2000 through the exercise of options.

INFORMATION CONCERNING PILGRIM'S PRIDE AND MERGER SUB

          Pilgrim's Pride is currently ranked the fifth largest chicken company, and the second largest further processor of chicken, in the United States. As a vertically integrated company, it controls every phase of the production of its products, operating feed mills, hatcheries, grow-out facilities, processing plants and distribution centers. Pilgrim's Pride employs approximately 15,500 employees. Its facilities are positioned throughout the United States and Mexico and include seven processing facilities, three further prepared food facilities, seven distribution centers, seven grow-out facilities, two sales and marketing divisions located in Dallas, Texas and Mexico City and a corporate office in Pittsburg, Texas. Under the Pilgrim's Pride brand name, the fresh retail line is sold regionally in the central, southwestern and western United States. Food service and industrial products are sold nationally and, to a lesser extent, internationally.  Pilgrim's Pride does not presently own any turkey-related facilities or operate in the turkey business and intends to evaluate the turkey business and its options with respect thereto.

         PPC Acquisition Corp. is a corporation formed as a subsidiary of Pilgrim's Pride to effect the merger. PPC Acquisition Corp. will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.

         Pilgrim's Pride and PPC Acquisition Corp. do not hold any shares of WLR Foods common stock.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

         Due to the special meeting and anticipated merger, WLR Foods does not currently expect to hold a 2000 annual meeting of shareholders, as WLR Foods will be owned by Pilgrim's Pride if the merger is consummated. If the merger is not consummated and the annual meeting is held, shareholder proposals for inclusion in proxy materials for such meeting would have to have been submitted to the Secretary of WLR Foods in writing and received at the executive offices of WLR Foods a reasonable time before WLR Foods begins to print and mail its proxy materials. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission (the "SEC") relating to shareholders' proposals.

WHERE YOU CAN FIND MORE INFORMATION

         As required by law, WLR Foods files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about WLR Foods. You may read and copy any reports, statements or other information WLR Foods files at the SEC’s public reference rooms at 450 Fifth Street, NW., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330. WLR Foods’ SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. A copy of WLR Foods’ SEC filings are available without charge to shareholders upon written request addressed to Jane T. Brookshire, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia, 22815.

         The SEC allows us to "incorporate by reference" information into this Proxy Statement which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference WLR Foods' Form 10-K for the fiscal year ended July 1, 2000, filed with the SEC on September 28, 2000.  (amended by Form 10-K/A filed on October 17, 2000), Form 8-K filed on September 28, 2000 (amended by Form 8-K/A on October 17, 2000), and Form 8-K filed on October 17, 2000.

         All documents filed by WLR Foods with the SEC pursuant to Section 13(a), 13(l), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modified or superseded such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         We have not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this Proxy Statement, and, if given or made, you must not rely upon such information as having been authorized by WLR Foods or any other person.

         This Proxy Statement is dated [November __, 2000]. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than [November __, 2000], and the mailing of this Proxy Statement to you does not create any implication to the contrary.